ASSISTANT SECRETARY'S CERTIFICATE


      I, Robert R. Mullery, Assistant Secretary of Dreyfus Institutional Short-Term Treasury Fund (the "Fund") hereby certify the following resolution was adopted by written consent dated March 22, 2000 as to the Fund, and remains in full force and effect on the date hereof, with the exceptions that: Mark Kornfeld, Assistant General Counsel, resigned his position as of April 10, 2000; and Robert R. Glauber, Director, resigned his position as of October 2, 2000:

            RESOLVED, that the Registration Statement and any and all amendments and supplements thereto may be signed by any one of Mark N. Jacobs, Steven F. Newman, Michael A. Rosenberg, John B. Hammalian, Jeff Prusnofsky, Robert R. Mullery Janette E. Farragher and Mark Kornfeld as the attorney-in-fact for the proper officers of the Fund, with full power of substitution and re-substitution; and that the appointment of each of such persons as such attorney-in-fact is hereby authorized and approved; and that such attorneys-in-fact, and each of them, shall have full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with such Registration Statement and any and all amendments and supplements thereto, as whom he or she is acting as attorney-in-fact, might or could do in person.

      IN WITNESS WHEREOF, I have hereunto set my hand as Assistant Secretary of the Funds and affixed the seal this 31st day of January, 2001.



                                          /s/ Robert R. Mullery
                                          ------------------------
                                          Robert R. Mullery
                                          Assistant Secretary